Exhibit 10.1

AMENDMENT NO. 1 TO THE

CO-DIAGNOSTICS, INC.

2025 EQUITY INCENTIVE PLAN

This Amendment No. 1, or this “Amendment,” to the Co-Diagnostics, Inc. 2025 Equity Incentive Plan, or the “Plan,” is adopted by Co-Diagnostics, Inc., a Utah corporation, or the “Company,” subject to approval by the shareholders of the Company.

RECITALS

WHEREAS, the Board of Directors of the Company, or the “Board,” previously adopted the Plan, subject to shareholder approval;

WHEREAS, the shareholders of the Company approved the Plan at the Company’s 2025 annual meeting of shareholders;

WHEREAS, Section 22 of the Plan permits the Board to amend the Plan, subject to shareholder approval to the extent required by applicable law, stock exchange rules or the terms of the Plan;

WHEREAS, the Board believes that the Plan is an important component of the Company’s compensation program and supports the Company’s ability to attract, retain and motivate employees, non-employee directors and consultants by providing equity-based incentives that align their interests with those of the Company’s shareholders;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Plan to increase the number of shares of the Company’s common stock, par value $0.001 per share, available for issuance under the Plan; and

WHEREAS, the Board approved this Amendment, subject to approval by the Company’s shareholders at the Company’s 2026 special meeting of shareholders.

NOW, THEREFORE, effective as of the date this Amendment is approved by the Company’s shareholders, the Plan is hereby amended as follows:

1. Amendment to Share Reserve.

Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

“Share Reserve. Subject to adjustment as provided in this Plan, the maximum number of Shares that may be issued or transferred pursuant to Awards under this Plan shall be 2,223,333 Shares, plus any Shares that become available for issuance under this Plan in connection with the cancellation or forfeiture of awards granted under the Company’s Amended and Restated 2015 Long Term Incentive Plan, as provided in this Plan. Shares issued under this Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, Shares purchased in the open market, or any combination of the foregoing.”

2. Incentive Stock Option Limit.

To the extent required under Section 422 of the Internal Revenue Code of 1986, as amended, the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be 2,223,333 Shares, subject to adjustment as provided in the Plan.

3. No Other Amendments.

Except as expressly amended by this Amendment, the Plan remains unchanged and in full force and effect. All references in the Plan to the “Plan” shall mean the Plan as amended by this Amendment.

4. Effectiveness.

This Amendment shall become effective upon approval by the shareholders of the Company at the Company’s 2026 special meeting of shareholders. If shareholder approval is not obtained, this Amendment shall be null and void, and the Plan shall continue in effect without giving effect to this Amendment.

5. Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflict of law principles.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, effective as of the date this Amendment is approved by the Company’s shareholders.

CO-DIAGNOSTICS, INC.

By:	/s/ Dwight Egan
Name:	Dwight Egan
Title:	Chief Executive Officer